UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2010

GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 North Tustin Avenue, Suite 300, Santa Ana, California	92705
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 667-8252

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On June 24, 2010, Grubb & Ellis Company (the “Company”) issued a press release disclosing that it had effected the sale of $1.5 million of its 7.95% Convertible Senior Notes due 2015 (the “Notes”) pursuant to the 45-day over-allotment option to purchase up to an additional $4.5 million of the Notes granted to the initial purchaser in the Company’s private placement of $30.0 million of the Notes that closed on May 7, 2010, as previously disclosed.

The Company received net proceeds of approximately $1.4 million from the over-allotment sale of the Notes, and aggregate net proceeds of approximately $29.4 million from the sale of all $31.5 million of the Notes. The Company will use such net proceeds for growth initiatives, short-term working capital and general corporate purposes. The Notes are presently convertible into shares of the Company’s common stock at an initial conversion rate of 445.583 shares of common stock per $1,000 principal amount of Notes, subject to adjustment as set forth in the Indenture governing the Notes dated as of May 7, 2010.

The Notes and the Company’s common stock issuable upon the conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and sold the Notes in reliance on the exemption from the registration requirements that apply to offers and sales of securities that do not involve a public offering pursuant to Section 144A of the Securities Act. As such, the Notes were offered and sold only to “qualified institutional buyers”, as that term is defined under the Securities Act. Shares of the Company’s common stock issuable upon conversion of the Notes have been reserved for issuance by the Company and will be listed on the New York Stock Exchange.

The Company also disclosed in the press release that the Company has agreed to file with the Securities and Exchange Commission no later than June 30th a shelf registration statement on Form S-3 registering, on behalf of the purchasers of the Notes, the resale of the Notes and the shares of common stock issuable upon conversion of the Notes. In addition, the Company also disclosed that it intended to convert the currently effective registration statement on Form S-1 that it had previously filed on behalf of certain purchasers of its 12% cumulative convertible preferred stock (the “Preferred Stock”) to a registration statement on Form S-3. This conversion will not result in the offering or registration of any additional securities of the Company.

This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, the Preferred Stock, or the common stock of the Company issuable upon the conversion of the Notes or Preferred Stock in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The foregoing is a summary of the press release, which is filed herewith as Exhibit 99.1, and is incorporated herein by reference

Item 9.01 Financial Statements and Exhibits.

(d)   The following are filed as Exhibits to this Current Report on Form 8-K:

99.1   Press Release issued by Grubb & Ellis Company on June 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY

By: /s/ Matthew A. Engel
Matthew A. Engel
Chief Accounting Officer and
Interim Chief Financial Officer

Dated: June 24, 2010